As filed with the Securities and Exchange Commission on November 13, 2009.
Registration No. 333-125660

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 4
TO FORM SB-2
ON FORM S-1/A
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ORAGENICS, INC.
(Name of small business issuer in its charter)

Florida	2836	59-3410522
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification #)

13700 Progress Boulevard Alachua, Florida 32615 Tel: (386) 418-4018	David B. Hirsch President and Chief Executive Officer. 13700 Progress Boulevard Alachua, Florida 32615 (386) 418-4018
(Address and telephone of registrant’s executive office)	(Name, address and telephone number of agent for service)

Copies of all communications and notices to:

Mark A. Catchur, Esq.
Shumaker, Loop & Kendrick, LLP
101 E. Kennedy Boulevard
Suite 2800
Tampa, Florida 33602
Tel: (813) 229-7600
Fax: (813) 229-1660

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) check the following box. ☐

If this Form is filed to register additional securities for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed under Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed under Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☐ Large accelerated filer	☐ Accelerated filer	☐ Non-accelerated filer (Do not check if a smaller reporting company)	☒ Smaller reporting company

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 4 relates to the Registration Statement on Form SB-2 (File No. 333-125660) of Oragenics, Inc. (the "Company"), which was originally filed with the Securities and Exchange Commission (the “Commission”) on June 9, 2005, amended on December 5, 2006 and December 19, 2006, declared effective December 21, 2006, amended on June 20, 2007 and declared effective by the Commission on July 2, 2007 (the "Registration Statement").

The Company's obligation to file and maintain the Registration Statement initially arose pursuant to that Common Stock Purchase Agreement dated May 23, 2005 (the “Fusion Agreement”) by and between the Company and Fusion Capital Fund II, LLC (“Fusion Capital”) which enabled the Company to sell shares of its common stock to Fusion Capital.  The Company also included in the original Registration Statement the shares of other selling shareholders pursuant to piggyback registration rights.  The unsold shares held by selling shareholders were removed from subsequent amendments to the Registration Statement due to the availability of Rule 144 of the Securities Act of 1933 (the “Securities Act”).

The Fusion Agreement expired and has been terminated in accordance with its terms.  Because the Fusion Agreement has terminated and Fusion Capital is no longer obligated to purchase shares of common stock from the Company and the Company is no longer obligated to maintain the effectiveness of this Registration Statement with respect to the shares of common stock that may have been acquired by Fusion Capital.  The Company has ceased use of the Registration Statement, and in connection with the termination of the Fusion Agreement, it is no longer necessary to maintain the Registration Statement.  The Company therefore desires that the Registration Statement be amended to remove all shares, previously registered thereby, that have not been sold pursuant to the Registration Statement.  Of the 4,727,921 shares originally registered, 455,732 were sold pursuant to the prospectus included in the Registration Statement and an aggregate of 4,272,189 remain unsold which are the subject of this deregistration request.

As a result of the foregoing, and pursuant to the Company's undertaking in Item 28 of Part II of this Registration Statement, the Company requests and hereby applies for an order from the staff of the Commission granting the deregistration with respect to the unsold portion of securities registered in the Registration Statement in accordance with the Securities Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alachua, Florida, on November 13, 2009.

Oragenics, Inc.

By:	/s/ David B. Hirsch
Name: David B. Hirsch
Title: President and Chief Executive Officer, (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David B. Hirsch	President, Chief Executive Officer and Director	November 13, 2009
David B. Hirsch

/s/ Brian Bohunicky	Chief Financial Officer and Principal Accounting Officer	November 13, 2009
Brian Bohunicky

/s/ Jeffrey D. Hillman	Chief Scientific Officer and Director	November 13, 2009
Jeffrey D. Hillman

/s/ Christine L. Koski	Chairman of the Board and Director	November 13, 2009
Christine L. Koski

/s/ Robert C. Koski	Director	November 13, 2009
Robert C. Koski